Exhibit 99.1
Sleep Number Board Names Linda Findley
as President and Chief Executive Officer

Findley has a demonstrated record of accelerating growth and transformation across diverse consumer business models

Phillip Eyler to become independent Board Chair, effective after the 2025 Annual Meeting of Shareholders

MINNEAPOLIS – (March 5, 2024) – Sleep Number Corporation (Nasdaq: SNBR) today announced that its Board of Directors (the “Board”) has appointed Linda Findley as the company’s new President and Chief Executive Officer, and as a member of the Board, effective April 7, 2025.

Findley succeeds Shelly Ibach, who previously announced her intention to retire in October 2024. Ibach will continue serving as Board Chair until the expiration of her term at the company’s 2025 Annual Meeting. The Board has unanimously appointed Phillip M. Eyler as independent Chair effective upon the conclusion of the 2025 Annual Meeting. Michael J. Harrison, who has served as the Board’s independent Lead Director since 2022, has informed the Board that he will not stand for reelection and will retire from the Board at the 2025 Annual Meeting.

Findley has extensive experience leading consumer brands that combine digital and physical products, with specific expertise in operations management, organizational transformation, and marketing strategy. Most recently, she served as CEO at Blue Apron Holdings, Inc. (formerly Nasdaq: APRN) from 2019 to 2024, where she successfully spearheaded a turnaround strategy that culminated in the company’s sale to a strategic buyer in September 2023.

Previously, Findley was Chief Operating Officer at Etsy, Inc. (Nasdaq: ETSY) where she was responsible for overseeing global operations, product, marketing and brand strategy, customer support, and international expansion. She played a pivotal role in accelerating Etsy’s sales growth, as well as advancing their global footprint and both buyer and seller experiences on the platform.

“We are excited to welcome Linda to Sleep Number as our new CEO,” said Eyler. “She will advance our ongoing transformation and guide the company into its next chapter. Her commitment to innovation and deep expertise in using technology to connect with the customer align well with our mission to improve lives through individualized sleep experiences. With a proven ability to champion change, enhance performance, drive revenue growth and build engaging brands, Linda is well-equipped to lead Sleep Number as we work to capitalize on the significant opportunity ahead of us and to deliver long-term value for our stakeholders.”

Findley’s appointment follows a rigorous search and selection process conducted by the company’s independent directors with the assistance of a leading executive search firm. Every independent director engaged with the finalists, and the Board’s decision was unanimous. Ibach recused herself from final interviews as well as the vote on her successor’s appointment.

“Millions of customers trust Sleep Number to help improve their health and wellness through a better night’s sleep,” said Findley. “It is an honor to join the team as President and CEO at this pivotal time and lead the company as we continue to advance our business transformation. I look forward to collaborating with the Board, team members and partners to unlock new opportunities for profitable growth.”

Eyler, who will succeed Ibach as Board Chair, is an accomplished public company CEO. From 2017 to 2025, he served as President and CEO of Gentherm Incorporated (“Gentherm”) (Nasdaq: THRM), where he implemented the company’s Focused Growth strategy and led the repositioning of the company’s business lines. During his tenure, the company achieved all-time highs in revenue and new business awards and expanded operating margins. Eyler remains a senior advisor to Gentherm and also currently serves on the board of Sensata Technologies Holdings plc (NYSE: ST).

“I am confident this leadership transition will position Sleep Number well for the future,” said Harrison. “With our successful CEO search process complete, and after 13 years on this Board, I have decided not to stand for reelection at the Annual

Sleep Number Board Names Linda Findley as President and Chief Executive Officer - Page 2 of 2
Meeting this year. It has been an honor to work with my colleagues on the Board, our leadership team and our team members, and I am pleased that Phil has agreed to serve as Chair after the Annual Meeting. I am excited about Sleep Number’s future under the next generation of leadership, and I look forward to seeing the company thrive as it embarks on its next chapter.”

In a separate press release today, Sleep Number also announced its fiscal fourth quarter and full year-end 2024 results.

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About Linda Findley
Linda Findley, 52, served as the President, Chief Executive Officer and Director of Blue Apron Holdings, Inc. from 2019 to 2024. From 2016 to 2018, she was the Chief Operating Officer at Etsy, Inc. (“Etsy”) (Nasdaq: ETSY), where she oversaw product, design, marketing, and customer engagement and acquisition. Prior to Etsy, Ms. Findley held a variety of senior executive roles at Evernote Corp. from 2012 to 2015, including most recently as Chief Operating Officer, and led global marketing, business development, and customer service for Alibaba.com Ltd. from 2009 to 2012, based out of Hong Kong. Ms. Findley has served on the board of directors of Ralph Lauren (NYSE: RL) since August 2018. She holds a Master’s degree in Journalism from UNC-Chapel Hill and an undergraduate degree in Corporate Communications from Elon University.

About Sleep Number Corporation
Sleep Number is a wellness technology company. We are guided by our purpose to improve the health and wellbeing of society through higher quality sleep; to date, our innovations have improved nearly 16 million lives. Our wellness technology platform helps solve sleep problems, whether it’s providing individualized temperature control for each sleeper through our Climate360® smart bed or applying our 32 billion hours of longitudinal sleep data and expertise to research with global institutions.

Our smart bed ecosystem drives best-in-class engagement through dynamic, adjustable, and effortless sleep with personalized digital sleep and health insights; our millions of Smart Sleepers are loyal brand advocates. And our 3,700 mission-driven team members passionately innovate to drive value creation through our vertically integrated business model, including our exclusive direct-to-consumer selling in nearly 650 stores and online.

To learn more about life-changing, individualized sleep, visit a Sleep Number® store near you, our newsroom and investor relations sites, or SleepNumber.com.

Forward-looking Statements
Statements used in this news release relating to future plans and events such as the statements about the company’s board and leadership retirements and succession plans, its ability to advance its ongoing business transformation, unlock new opportunities for profitable growth, and deliver long-term value for our stakeholders, are forward-looking statements subject to certain risks and uncertainties which could cause the company’s results to differ materially. The most important risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission, including in Item 1A of the company’s Annual Report on Form 10-K and other periodic reports. Forward-looking statements speak only as of the date they are made, and the company does not undertake any obligation to update any forward-looking statement.

Contacts
Investor Contact: Dave Schwantes; (763) 551-7498; investorrelations@sleepnumber.com
Media Contact: Julie Elepano; julie.elepano@sleepnumber.com